Ex 99.1

SILVERLEAF RESORTS, INC.
PROVIDES INITIAL REPORT ON HURRICANE IKE IMPACT

DALLAS, TX—September 15, 2008--Silverleaf Resorts, Inc. (NASDAQ: SVLF)  today provided the following initial report on the effects of Hurricane Ike.

Saturday morning, September 13, 2008, Hurricane Ike struck the Texas coast near Silverleaf’s Seaside Resort in Galveston, Texas.  In response to local and state orders, the resort’s guests and personnel were evacuated on September 11, 2008.  Additionally due to the track of the storm through the Houston area, sales were suspended at the Company’s Piney Shores Resort, just north of Houston.

As of today, the Company has not been able to return to the Seaside Resort to assess the damage that was sustained at that location. Based upon the preliminary reports of damage in the Galveston area, the timing of the reopening of the Company’s Seaside Resort is uncertain.  Local authorities in the affected areas have not yet projected when full access to the island will be granted to residents and business owners.  The Piney Shores Resort north of Houston sustained minimal damage from the hurricane. The Company expects operations at Piney Shores to return to normal within one to two weeks.

The Company has not been able to assess the extent to which the impact of the hurricane will affect future results. The Company will release updated information as it is available. The Company maintains property and business interruption insurance to deal with this occurrence.

The Company is taking steps to make sure that all vacation commitments to owners of timeshare intervals at Silverleaf’s Seaside and Piney Shores Resorts are satisfied through the other resorts in the Silverleaf Club system or through the RCI Exchange system as applicable.  Sharon Brayfield, President of Silverleaf Resorts, said, “We are very proud of our staff at Seaside Resort for their brave efforts in insuring that all guests were evacuated before this devastating storm struck our coast.  While we prepared our Seaside Resort for the hurricane, our primary concern was always for the safety of our employees and guests.”

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated.  The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors.  These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2007 Annual Report on Form 10-K filed on March 12, 2008.

For more information or to visit our website, click here: http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1

Contact:
Silverleaf Resorts, Inc., Dallas, Texas
Thomas J. Morris, 214-631-1166  x2218